Exhibit 99.1

The St. Joe Company Reports Fourth Quarter and Full Year 2020 Results and Increases Quarterly Dividend to $0.08

PANAMA CITY BEACH, Fla.--(BUSINESS WIRE)--February 24, 2021--The St. Joe Company’s (NYSE: JOE) (the “Company”) net income for the fourth quarter of 2020 increased approximately 128% to $19.8 million, or $0.34 per share, compared with net income of $8.7 million, or $0.15 per share, for the same period in 2019. Total revenue increased 50% to $63.9 million for the fourth quarter of 2020 as compared to $42.6 million for the fourth quarter of 2019. The increase was driven by a 65% increase in real estate revenue, a 38% increase in hospitality revenue and a 7% increase in leasing revenue.

For the full year ended December 31, 2020, the Company’s net income increased approximately 69% to $45.2 million, or $0.77 per share, compared to net income of $26.8 million, or $0.45 per share, for the full year ended December 31, 2019. Revenue for the full year 2020 increased approximately 26% to $160.5 million as compared to $127.1 million in 2019.

In 2020, the Company invested $162.2 million in capital expenditures. In addition, the Company repurchased $8.8 million of common stock and paid $4.1 million in cash dividends. As of December 31, 2020, the Company had $157.5 million in cash, cash equivalents and investments.

On February 24, 2021, the Board of Directors declared a cash dividend of $0.08 per share on its common stock, a 14% increase from the December 2020 dividend payment, payable on March 30, 2021 to shareholders of record at the close of business on March 8, 2021.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “We sold 206 homesites in the fourth quarter of 2020 compared to 103 homesites in the fourth quarter of 2019, an increase of 100%. We sold 509 homesites for the full year of 2020 as compared to 379 homesites in 2019, with higher prices and higher margins. The Clubs by JOE membership grew by 115 in the fourth quarter and 289 for the full year of 2020, bringing the total to 1,563 members as of December 31, 2020. Club membership sales in 2020 were the highest in any single year in the Company’s history. In the fourth quarter, we executed eight new commercial leases. This brings the 2020 total of new commercial leases to 31, the highest number of new leases in over a decade. As of December 31, 2020, we had 1,269 residential homesites under contract with ten different builders and plans for additional residential communities in Bay County.”

Mr. Gonzalez continued, “The opening of the Latitude Margaritaville Watersound community is on target for April 2021 with site development on the initial 629 homesites underway while the 13 models and the sales center are nearing completion. We have an additional 739 new apartment units under construction, together with the 378 completed units, bringing the total apartment unit count to 1,117. Our hospitality segment is building upon the growth we are experiencing by adding an additional 689 new hotel rooms which are currently under construction. In addition, we are expanding other operational assets such as The Clubs by JOE amenities complex at Watersound Camp Creek.”

Mr. Gonzalez concluded, “We finished 2020 with strong revenue growth across our operating segments. We are achieving scale efficiencies. Accelerating 2020 successes into 2021 and beyond is our top priority. As more people are discovering the high quality of life in Northwest Florida and are choosing to live and vacation here, we believe the combination of our strong brand, land holdings, entitlements and operational muscle position us for sustainable growth not easily available to others. We believe that we have only started scratching the surface.”

Real Estate Revenue

Real estate revenue increased by approximately 65% to $45.8 million in the fourth quarter of 2020 as compared to $27.8 million in the fourth quarter of 2019. The Company sold 206 homesites at an average price of approximately $189,000 with gross margins of 67% in the fourth quarter of 2020 as compared to 103 homesites at an average price of $96,000 with gross margins of 54% in the fourth quarter of 2019. The increase in the average sales price and gross margins was due to mix of sales in different communities driven by initial sales in the WaterColor Park District and Watersound Camp Creek communities. In addition to the homesite sales, for the fourth quarter of 2020, the Company had commercial and rural land sales totaling $4.4 million as compared to $14.9 million for the fourth quarter of 2019. The 2019 revenue included sales of non-strategic land, primarily in Leon County, Florida generating approximately $9.9 million of revenue.

For the full year 2020, the Company sold a total of 509 homesites at an average price of approximately $124,000 with gross margins of approximately 60% as compared to 379 homesites for the full year 2019 with an average price of $87,000 with gross margins of approximately 50%. In addition to the homesite sales, for the full year of 2020, the Company had commercial, rural and unimproved residential land sales totaling $13.4 million as compared to such commercial and rural land sales totaling $19.5 million for the full year of 2019.

As of December 31, 2020, the Company had 1,269 residential homesites under contract, which are expected to result in revenue of approximately $90,000 per base homesite price, excluding any applicable true-up, for a total of $115.0 million over the next several years as compared to 930 residential homesites under contract for a total of $84.3 million as of December 31, 2019. The trajectory in homesite sales over the past five years has been as follows:

2016:	106
2017:	174
2018:	202
2019:	379
2020:	509

Hospitality Revenue

Hospitality revenue increased by approximately 38% to $12.6 million in the fourth quarter of 2020 as compared to $9.1 million in the fourth quarter of 2019. Hospitality revenue continues to benefit from the growth of The Clubs by JOE membership program and increased visitor activity. The table below details hospitality revenue by month for the fourth quarter of 2020 and 2019.

	Q4 2020	Q4 2019	Percentage Change
Revenue:
October	$5.3	$3.6	47.2%
November	3.9	3.0	30.0%
December	3.4	2.5	36.0%
Total Quarter	$12.6	$9.1	38.5%

As of December 31, 2020, the Company had under construction a 143-room Hilton Garden Inn hotel located near the Northwest Florida Beaches International Airport, a 75-room boutique inn and new The Clubs by JOE amenities at Watersound Camp Creek and a 131-room Homewood Suites hotel near the new Panama City Beach Sports Complex. In addition, the Company, with separate joint venture partners, has under construction a 255-room Embassy Suites hotel in the Pier Park area of Panama City Beach and an 85-room boutique hotel in Seagrove Beach. In December 2020, the Company announced the planned Hotel Indigo in Panama City’s downtown waterfront district. The Company intends to operate these new hotels. In addition, the Bay Point Marina and Port St. Joe Marina are in reconstruction and additional new marinas are in the planning process.

Leasing Revenue

Leasing revenue from commercial, retail, multi-family and other properties increased by approximately 7% for the fourth quarter of 2020 compared to the same period in 2019. For the full year 2020, leasing revenue increased approximately 20% as compared to the full year of 2019. This change for the fourth quarter and the full year 2020 was due to increased apartment leasing revenue, increased square feet under lease as well as higher lease rates. COVID-19 had minimal impact on the commercial segment. In the fourth quarter of 2020, the Company did not provide any rent abatements or rent deferrals and collected $0.1 million of the total $0.4 million of deferrals from the second and third quarter of 2020.

In the fourth quarter of 2020, the Company executed eight new commercial leases bringing the full year total of new commercial leases to 31. As of December 31, 2020, the Company’s rentable space consisted of approximately 908,000 square feet of which approximately 774,000 was leased, compared to approximately 882,000 square feet as of December 31, 2019 of which approximately 758,000 was leased. In the first quarter of 2020, the Company sold the SouthWood Town Center, which consisted of 34,230 rentable square feet. The decrease in gross square feet under lease resulting from the sale of the SouthWood Town Center was offset by newly completed rentable space.

As of December 31, 2020, the Company, through consolidated joint ventures, had 378 completed apartment units. Of this amount, 240 apartment units were in Pier Park Crossings, which were 99% leased. The construction of Phase II of the Pier Park Crossings apartment community was completed in December of 2020 adding 120 additional apartment units. In addition, the Watersound Origins Crossings apartment community, which will consist of 217 apartment units, completed the initial buildings totaling 18 apartment units.

The Company, individually or through consolidated and unconsolidated joint ventures, has under construction three apartment communities totaling 739 additional units. In addition, construction on the 107-unit senior living project was completed in the fourth quarter of 2020 and the operational license was issued in January 2021. The Company also has a multi-tenant commercial building and a self-storage facility under construction for a combined total of approximately 91,000 square feet of rentable space. The Company has executed leases on approximately 55,000 square feet of additional commercial space which are expected to begin construction in 2021.

Timber Revenue

Timber revenue decreased by approximately 38% to $0.8 million for the fourth quarter of 2020 as compared to $1.3 million in the fourth quarter of 2019. For the full year 2020, timber revenue increased approximately 61% to $6.3 million compared to the full year 2019 of $3.9 million. Revenue increased for the full year of 2020 as the industry continued to recover from the residual effects of Hurricane Michael.

Other Operating and Corporate Expenses

Other operating and corporate expenses were at $5.9 million for the fourth quarter of 2020 as compared to $5.3 million for the fourth quarter of 2019. The increase was primarily related to the increase in professional fees for legal, accounting and tax services related to the growth of operations. The Company continues to manage operating costs to maintain an efficient structure.

Liquidity

The Company maintained cash, cash equivalents and investments of $157.5 million as of December 31, 2020 compared to $155.1 million at the beginning of the quarter, an increase of $2.4 million. Of the $157.5 million, $127.0 million was invested in U.S. Treasury Bills and $11.0 million was invested in U.S. Treasury Money Market Funds. During the fourth quarter of 2020, the Company incurred a total of $42.5 million in capital expenditures and paid $4.1 million in cash dividends.

Financial data schedules in this press release include consolidated results, summary balance sheets, debt and other operating and corporate expenses for the fourth quarter and full year 2020 and 2019, respectively.

FINANCIAL DATA

Consolidated Results ($ in millions except share and per share amounts)

	(Unaudited) Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenue
Real estate revenue	$45.8	$27.8	$87.6	$61.5
Hospitality revenue	12.6	9.1	47.8	46.1
Leasing revenue	4.7	4.4	18.8	15.6
Timber revenue	0.8	1.3	6.3	3.9
Total revenue	63.9	42.6	160.5	127.1
Expenses
Cost of real estate revenue	17.4	9.6	35.8	24.3
Cost of hospitality revenue	8.7	8.1	35.2	34.5
Cost of leasing revenue	2.0	1.2	5.9	4.7
Cost of timber revenue	0.2	0.1	0.8	0.6
Other operating and corporate expenses	5.9	5.3	22.9	21.4
Depreciation, depletion and amortization	3.4	3.1	12.8	10.3
Total expenses	37.6	27.4	113.4	95.8
Operating income	26.3	15.2	47.1	31.3
Investment income (loss), net	2.1	(0.3)	5.0	10.7
Interest expense	(3.4)	(3.2)	(13.6)	(12.3)
Gain on land contribution to equity method investment	0.3	--	20.0	2.3
Other income (expense), net	0.7	(0.7)	1.3	4.2
Income before equity in loss from unconsolidated affiliates and income taxes	26.0	11.0	59.8	36.2
Equity in loss from unconsolidated affiliates	(0.4)	(0.1)	(0.6)	(0.1)
Income tax expense	(5.8)	(2.3)	(13.7)	(9.4)
Net income	19.8	8.6	45.5	26.7
Net loss (income) attributable to non-controlling interest	--	0.1	(0.3)	0.1
Net income attributable to the Company	$19.8	$8.7	$45.2	$26.8
Net income per share attributable to the Company	$0.34	$0.15	$0.77	$0.45
Weighted average shares outstanding	58,882,549	59,422,455	59,009,865	59,994,527

Summary Balance Sheets ($ in millions)

	December 31, 2020	December 31, 2019
Assets
Investment in real estate, net	$551.7	$430.8
Investment in unconsolidated joint ventures	38.0	5.1
Cash and cash equivalents	106.8	185.7
Investments – debt securities	48.1	0.1
Investments – equity securities	2.6	9.7
Other assets	63.2	52.0
Property and equipment, net	20.8	19.0
Investments held by special purpose entities	206.1	206.8
Total assets	$1,037.3	$909.2

Liabilities and Equity
Debt, net	$158.9	$92.5
Other liabilities	72.0	57.2
Deferred tax liabilities, net	60.9	52.8
Senior Notes held by special purpose entity	177.3	177.0
Total liabilities	469.1	379.5
Total equity	568.2	529.7
Total liabilities and equity	$1,037.3	$909.2

Debt Schedule ($ in millions – Net of issuance costs)

	December 31, 2020	December 31, 2019
Pier Park North joint venture	$44.3	$45.1
Pier Park Crossings joint venture	35.0	33.5
Watersound Origins Crossings joint venture	26.8	2.4
Watercrest joint venture	17.8	--
Pier Park Crossings II joint venture	15.7	--
Community Development District	6.3	7.0
Beckrich Building III	5.4	--
Airport Hotel	3.4	--
Beach Homes	1.5	1.6
Pier Park outparcel	1.4	1.5
WaterColor Crossings	1.3	1.4
Total debt, net	$158.9	$92.5

Other Operating and Corporate Expenses ($ in millions)

	(Unaudited) Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Employee costs	$2.1	$2.1	$8.4	$7.8
401(k) contribution	--	--	1.2	1.1
Non-cash stock compensation costs	--	--	--	0.1
Property taxes and insurance	1.6	1.4	5.3	5.0
Professional fees	1.5	1.0	4.7	4.0
Marketing and owner association costs	0.3	0.3	1.2	1.2
Occupancy, repairs and maintenance	0.1	0.2	0.7	0.8
Other	0.3	0.3	1.4	1.4
Total other operating and corporate expense	$5.9	$5.3	$22.9	$21.4

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the fourth quarter and full year 2020 will be available in a Form 10-K that will be filed with the Securities and Exchange Commission (“SEC”), and can be found at the SEC’s website www.sec.gov.

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets; our continued cost discipline to maintain an efficient cost structure; our capital allocation initiatives, including the timing and amount of dividends; and timing of current developments and new projects in 2021. Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) the potential impacts of the ongoing COVID-19 pandemic; (2) any changes in our strategic objectives or our ability to successfully implement such strategic objectives; (3) our ability to successfully execute our newer business ventures, including expansion of our portfolio of income producing commercial and multi-family properties, senior living communities and hotels, some or all of which may be negatively impacted by the COVID-19 pandemic; (4) any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; (5) significant decreases in the market value of our investments in securities or any other investments; (6) our dependence on strong migration and population expansion in our regions of development, particularly Northwest Florida; (7) our ability to accurately predict market demand for the range of potential residential and commercial uses of our real estate; (8) volatility in the consistency and pace of our residential real estate sales; (9) any downturns in real estate markets in Florida or across the nation; (10) any reduction in the supply of mortgage loans or tightening of credit markets; (11) our ability to fully recover from natural disasters and severe weather conditions, including the recovery of insurance claims for losses related to Hurricane Michael; (12) our dependence on the real estate industry and the cyclical nature of our real estate operations; (13) our ability to retain commercial tenants, particularly in light of the COVID-19 pandemic; (14) our ability to successfully and timely obtain land use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of our land, including the permits required for mixed-use and active adult communities; (15) changes in laws, regulations or the regulatory environment affecting the development of real estate; (16) our ability to effectively deploy and invest our assets, including our available-for-sale securities; (17) our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our joint venture projects; (18) increases in operating costs, including costs related to real estate taxes, owner association fees, construction materials, labor and insurance, and our ability to manage our cost structure; (19) our ability to mutually agree to joint venture structures with our potential joint venture partners and to successfully enter into previously announced potential joint ventures; (20) potential limitations on our ability to declare dividends at our expected rates, or at all; and (21) the other cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, and our other reports filed with the SEC, which can be found at the SEC’s website at www.sec.gov. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com. On a regular basis, the Company releases a video showing progress on projects in development or under construction. See https://www.joe.com/video-gallery for more information.

© 2021, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
Marek.Bakun@Joe.Com